As filed with the Securities and Exchange Commission on February 13, 2004
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ABAXIS, INC. (Exact name of Registrant as specified in its charter)

California	77-0213001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3240 Whipple Road Union City, California 94587 (510) 675-6500 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Abaxis, Inc. 1998 Stock Option Plan (Full title of the plan)

Clinton H. Severson President, Chief Executive Officer, and Chairman of the Board Abaxis, Inc. 3240 Whipple Road Union City, California 94587 (510) 675-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

1998 Stock Option Plan Common Stock (no par value)	500,000 shares	$18.01	$9,005,000	$1,140.93

TOTAL	500,000 shares	$18.01	$9,005,000	$1,140.93

(1)	The securities to be registered include options to acquire Common Stock.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Estimated solely for the purpose of computing the amount of the registration fee under Rule 457 of the Securities Act of 1933, as amended. The 1998 Stock Option Plan establishes a purchase price equal to the fair market value of the Company’s Common Stock and, therefore, the price for purchase rights under this plan is based upon the average of the high and low prices of the Common Stock on February 9, 2004 as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Abaxis, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s latest amended annual report on Form 10-K/A pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended March 31, 2003 as filed with the Commission on July 8, 2003 (File Number 000-19720).

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on December 11, 1991 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

The Company’s Articles of Incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to California law, the Company’s directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its shareholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under California law.

In addition, each director will continue to be subject to liability for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its shareholders, (vi) any transaction that constitutes an illegal distribution or dividend under California law, and (vii) any transaction involving an unlawful conflict of interest between the director and the Company under California law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

In addition, the Company’s Articles of Incorporation provide that the Company is authorized to provide indemnification of agents (as defined under California law) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by California law, subject to the limits on such excess indemnification set forth in California law.

The Company’s Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by California law. Such indemnification is intended to provide the full flexibility available under California law and may, under certain circumstances, include indemnification for negligence, gross negligence and certain types of recklessness. Under California law and the Company’s Bylaws, the Company will be permitted to indemnify its directors, executive officers, officers, employees and other agents, within the limits established by law and public policy, pursuant to an express contract, bylaw provision, shareholder vote or otherwise, any or all of which could provide indemnification rights broader than those expressly available under California law.

The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 317 of the California Corporations Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 317 also provides that the indemnification provided by this section is not exclusive to the extent additional rights are authorized in a corporation’s articles of incorporation.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Union City, State of California on February 13, 2004.

ABAXIS, INC.

By:	/s/ Clinton H. Severson
Clinton H. Severson President, Chief Executive Officer, and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 13, 2004:

Name	Title

/s/ Clinton H. Severson Clinton H. Severson	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)

/s/ Alberto Santa Ines Alberto Santa Ines	Chief Financial Officer (Principal Financial Officer)

/s/ Richard Bastiani Richard Bastiani, Ph.D.	Director

/s/ Brenton G.A. Hanlon Brenton G.A. Hanlon	Director

/s/ Henk Evenhuis Henk Evenhuis	Director

/s/ Prithipal Singh Prithipal Singh, Ph.D.	Director

/s/ Ernest S. Tucker Ernest S. Tucker III, M.D.	Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Company dated January 30, 1992 is incorporated by reference to Exhibit 3.1 to the Company’ Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 19, 1994 (File No. 33-83852)

4.2	Certificate of Amendment of Incorporation of the Company incorporated by reference to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 29, 1997 (File No. 333-36705)

4.3	Bylaws of the Company are incorporated by reference to an Exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 11, 1991 (File No. 33-44326)

4.4	Certificate of Determination of the Company incorporated by reference to Exhibit 3.3 to the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 14, 1997 (File No. 000-19720)

4.5	Certificate of Determination of the Company incorporated by reference to Exhibit 3.3 to the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 1997 (File No. 000-19720)

4.6	Certificate of Determination of the Company incorporated by reference to Exhibit 4.1 of the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on November 25, 1998 (File No. 000-19720)

4.7	Certificate of Determination of the Company incorporated by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2000 (File No. 000-19720)

4.8	Certificate of Determination of the Company incorporated by reference to Exhibit 3.5 of the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2002 (File No. 000-19720)

4.9	Certificate of Determination of the Company incorporated by reference to Exhibit 4.7 of the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2003 (File No. 000-19720)

5.1	Opinion of Gray Cary Ware & Freidenrich LLP.

23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Auditors.

24	Power of Attorney (contained in the signature page hereof).